UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: Date of Earliest Event Reported:	December 13, 2000 December 13, 2000
BOISE CASCADE CORPORATION (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	1-5057 (Commission File Number)	82-0100960 (I.R.S. Employer Identification No.)
1111 West Jefferson Street P.O. Box 50 Boise, Idaho (Address of principal executive offices)	83728-0001 (Zip Code)
208/384-6161 (Registrant's telephone number, including area code)
Item 5.	Other Events

Earnings Outlook

Boise Cascade Corporation commented on fourth-quarter 2000 earnings weakness in the outlook section of its third-quarter Form 10-Q, filed with the SEC on November 14, 2000. Although security analysts have revised downward their fourth quarter and full-year 2000 earnings forecasts since then, the current First Call mean earnings estimate is still higher than current business conditions can support.

Natural gas, electricity, fuel, and other energy-related costs have continued to climb rapidly in the fourth quarter. We now expect energy and energy-related costs to be $15 million to $20 million higher in the fourth quarter than in the third quarter. These higher costs are being incurred primarily in our Paper segment and, to a much lesser extent, in our Building Products segment.

The following is updated information on each of the company's three business segments:

In Office Products, we expect sales to grow at a healthy rate in the fourth quarter, compared to year-ago sales. Internal growth is coming from broadening our product and service offerings and addressing new markets. At the same time, Office Products is likely to feel the negative impact of transition costs related to the acquisition of US Office Products' Blue Star business in Australia and New Zealand. Operating income is expected to be between 3.4% and 3.8% of sales.

In Building Products, we expect commodity wood product prices to average about the same or modestly lower in the fourth quarter than in third-quarter 2000, suggesting that the financial performance of this segment will likely be about the same as or modestly weaker than third-quarter performance.

In Paper, average paper prices are expected to be similar to third-quarter prices. During October and November, we curtailed uncoated free sheet production by approximately 11,000 tons per month to balance inventories with customer orders. We expect a similar curtailment in December.

Forward-Looking Statements

This report contains forward-looking statements that involve a number of risks and uncertainties. You can identify forward-looking statements by our use of words such as "expects," "is likely to," "will," and other similar words and expressions. The following factors are among the factors that could cause actual results to differ materially from our forward-looking statements: general economic and business conditions, both domestic and abroad; the timing and extent of changes in energy and energy-related costs; the effects of weather; changes in production capacity across wood and paper markets; and various other matters, many of which are beyond our control. Each forward-looking statement speaks only as of the date of this report, and Boise Cascade undertakes no obligation to publicly update or revise any forward-looking statement. We refer you to the other reports we have filed with the Securities and Exchange Commission. These reports contain additional important factors that could cause actual results to differ from our current expectations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
BOISE CASCADE CORPORATION By Karen E. Gowland
Karen E. Gowland Vice President and Corporate Secretary

Date: December 13, 2000